Exhibit 23.6

Consent of Cowen and Company, LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Tutogen Medical, Inc. (“Tutogen”) dated November 12, 2007, in the Proxy Statement that forms a part of the Registration Statement on Form S-4 of Regeneration Technologies, Inc. (“Regeneration Technologies”) relating to the proposed merger of wholly-owned subsidiary of Regeneration Technologies with and into Tutogen, as Annex D to the Proxy Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Date: December 21, 2007

/s/ Cowen and Company, LLC
COWEN AND COMPANY, LLC